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                                                                   Exhibit 12

                               August 30, 1996


Donald E. Saunders, as the
  Sole Member of the
  Special Committee of the
  Board of Directors
Roto-Rooter, Inc.
2500 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202

Dear Mr. Saunders:

        You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Roto-Rooter, Inc. (the "Company") other than Chemed Corporation (the "Acquiror") of the cash consideration to be received by such stockholders pursuant to the tender offer made by the Acquiror (the "Tender Offer"). Pursuant to the Tender Offer, the Acquiror has offered to purchase any and all shares of common stock, par value $1.00 per share (the "Shares"), of the Company (other than Shares currently held by the Acquiror) for $41.00 per share in cash.

        In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Acquiror's offer to purchase dated August 14, 1996 distributed to the stockholders of the Company in connection with the Tender Offer. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with members of senior management of the Company regarding the past and current business operations, financial results and future prospects of the Company.

        We have also considered certain financial and stock market data of the Company. We have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and we have considered the financial terms of certain other acquisitions and business combinations that have recently been effected. We have also reviewed such other information, performed such other analyses and taken into account such other matters as we deemed necessary.

        In preparing our opinion, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that, at the time they were prepared, they were reasonably prepared in accordance with accepted industry practice, reflect the best available estimates and judgments of the Company's management as to




























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Donald E. Saunders,
  as the Sole Member of the
  Special Committee of the
  Board of Directors
Roto-Rooter, Inc.
August 30, 1996
Page Two


the expected future financial performance of the Company at the time of their preparation and, as currently updated and adjusted, reflect the best currently available estimates and judgments of the Company's management as to the expected future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

        We have acted as financial advisor to the Special Committee of the Board of Directors of the Company formed in connection with the Tender Offer and will receive a fee for our services, including a fee for advising as to the fairness of the Tender Offer.

        In the ordinary course of our securities business, J.J.B. Hilliard, W.L. Lyons, Inc. and its affiliates may actively trade the debt and equity securities of both the Company and Acquiror for our own account and for the accounts of customers and, accordingly, we therefore may at any time hold a long or short position in such securities.

        It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company formed in connection with the Tender Offer and does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender Shares pursuant to the Tender Offer.

        On the basis of, and subject to the foregoing and other matters which we deem relevant, it is our opinion that, as of the date hereof, the cash consideration to be received by the stockholders of the Company pursuant to the Tender Offer is fair to such stockholders (other than the Acquiror, as to which we express no opinion) from a financial point of view.

                                  Sincerely,

                                  J.J.B. HILLIARD, W.L. LYONS, INC.